EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 16, 2025 with respect to the statements of condition including the related portfolio schedules of All Cap Core Strategy 2025-2, Large Cap Core Strategy 2025-2, Mid Cap Core Strategy 2025-2, Small Cap Core Strategy 2025-2, PowerPicks Portfolio 2025-2, Dividend Income Leaders Strategy Portfolio 2025-2 and NASDAQ-100 Growth Leaders Portfolio 2025-2 (included in Invesco Unit Trusts, Series 2417) as of April 16, 2025 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-284761) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
April 16, 2025